Exhibit 99.1

Green Thumb Industries Reports Fourth Quarter and Full Year 2022 Results

CHICAGO and VANCOUVER, British Columbia, February 28, 2023 (GLOBE NEWSWIRE) — Green Thumb Industries Inc. (“Green Thumb,” or the “Company”) (CSE: GTII) (OTCQX: GTBIF), a leading national cannabis consumer packaged goods company and owner of RISE Dispensaries, today reported its financial results for the fourth quarter and full year ended December 31, 2022. Financial results are reported in accordance with U.S. generally accepted accounting principles (“GAAP”) and all currency is in U.S. dollars.

Highlights for the fourth quarter ended December 31, 2022:

•	Revenue of $259 million increased 6% year-over-year and decreased 1% sequentially.

•	Cash flow from operations of $70 million.

•	Cash at quarter end totaled $178 million.

•	GAAP net loss of ($51 million) or ($0.22) per basic and diluted share.

•	Adjusted net income of $12 million or adjusted basic and diluted earnings per share of $0.05, excluding non-cash impairment charges.

•	Adjusted Operating EBITDA of $81 million or 31% of revenue.

Highlights for the year ended December 31, 2022:

•	Revenue of $1 billion increased 14% over the prior year.

•	Cash flow from operations of $159 million.

•	GAAP net income of $12 million or $0.05 per basic and diluted share.

•	Adjusted net income of $75 million or adjusted basic and diluted earnings per share of $0.32, excluding non-cash impairment charges recognized in the fourth quarter.

•	Adjusted Operating EBITDA of $311 million or 31% of revenue.

•	Strong balance sheet and disciplined capital allocation to support continued future growth.

See definitions and reconciliation of non-GAAP measures elsewhere in this release.

Management Commentary

“In 2022, Green Thumb reached $1 billion in annual revenue while delivering over $300 million in Adjusted Operating EBITDA. Our team continued to execute on our mission by building authentic brands that resonate with consumers. As a federally illegal business with limited access to capital, we remain focused on our cash position, while consistently paying interest and taxes on time. The lack of progress regarding cannabis regulation from our elected officials in Congress is mind-numbing. The crippling tax burden continues to hurt new operators by greatly reducing their prospects for a profitable and sustainable cannabis business,” said Green Thumb Founder, Chairman and Chief Executive Officer Ben Kovler.

“While there is notable price compression in the market right now, units sold continues to climb, up 28% year-over-year according to BDSA, indicating that demand for cannabis products remains strong. I am confident that Green Thumb has the

Green Thumb Industries Inc.

right team, the right brands, and the right operational setup to navigate the middle innings of this industry and beyond. Equally important, Green Thumb had $178 million in cash at year end, which is a $31 million increase over last quarter, and we delivered $159 million in cash flow from operations for the year. This financial strength provides for both optionality and durability going forward.”

Fourth Quarter and Full Year 2022 Financial Overview

Total revenue for the fourth quarter 2022 was $259.3 million, up 6.4% from $243.6 million for the fourth quarter 2021. For the full year 2022, total revenue increased 13.9% to $1.0 billion. Revenue growth in the fourth quarter was primarily driven by the legalization of adult-use sales in New Jersey, which began on April 21, 2022, as well as revenue generated from acquisitions made throughout 2021.

Overall retail revenue increased 14.2% versus the fourth quarter of 2021 and 24.1% for the full year 2022. Fourth quarter 2022 comparable sales (stores open at least 12 months) increased 3.4% versus prior year on a base of 65 stores. Consumer Packaged Goods gross revenue increased 1.7% versus the fourth quarter of 2021 and 6.0% for the full year 2022.

Gross profit for the fourth quarter 2022 was $124.0 million or 47.8% of revenue compared to $128.6 million or 52.8% of revenue for the fourth quarter 2021. For the full year, gross margin was $504.0 million or 49.5% of revenue versus $491.9 million or 55.1% in 2021. The decline in gross margin percentage was primarily driven by price compression.

Total selling, general and administrative expenses for the fourth quarter were $80.0 million or 30.9% of revenue, compared to $74.3 million or 30.5% of revenue for the fourth quarter 2021. Total selling, general and administrative expenses for the full year 2022 were $294.4 million or 28.9% of revenue, an increase from $277.1 million or 31.0% of revenue in the prior year. During the fourth quarter 2022, the Company also recorded a non-cash impairment charge of $88.5 million related to its Nevada business. This consisted of two charges: a $57.4 million goodwill impairment charge and a $31.1 million write off of the Essence tradename intangible.

Total other expense was $14.1 million for the fourth quarter 2022, primarily reflecting interest expense associated with the Company’s senior secured notes, as well as various fair value adjustments associated with the Company’s existing investment portfolio. Total other expense for the full year was $12.6 million.

Net loss attributable to the Company for the fourth quarter 2022 was ($51.2 million) or ($0.22) per basic and diluted share, compared to net income of $22.8 million, or $0.10 per basic and diluted share in the prior year. Net income for the full year 2022 was $12.0 million or $0.05 per basic and diluted share. Excluding the non-cash impairment charges of $88.5 million, adjusted net income for the fourth quarter and full year 2022 was $12 million and $75 million, or adjusted basic and diluted earnings per share of $0.05 and $0.32, respectively.

EBITDA for the fourth quarter 2022 was ($19.6 million) or (7.5%) of revenue compared to $75.6 million or 31.0% of revenue for the fourth quarter 2021. EBITDA for the full year 2022 was $217.7 million, or 21.4% of revenue. Adjusted Operating EBITDA for the fourth quarter 2022, which excluded non-cash stock-based compensation, other non-operating costs, and impairment charges, was $81.2 million or 31.3% of revenue as compared to $76.0 million or 31.2% of revenue for the fourth quarter 2021. Adjusted Operating EBITDA for the full year was $311.5 million or 30.6% of revenue, compared to $307.8 million or 34.5% of revenue last year.

Green Thumb Industries Inc.

For additional information on these non-GAAP financial measures, see below under “Non-GAAP Financial Information.”

Balance Sheet and Liquidity

As of December 31, 2022, current assets were $351.4 million, including cash and cash equivalents of $177.7 million. Total debt outstanding was $275.7 million.

Total basic and diluted weighted average shares outstanding for the three months ended December 31, 2022 were 237.2 million.

On July 14, 2022, Green Thumb announced it exercised its right to extend the maturity date of its senior non-brokered debt by one year, from April 30, 2024 to April 30, 2025. The Company’s senior secured notes (the “Notes”), which have a total principal amount of approximately $250 million, bear interest at a rate of 7.0% per annum that is paid quarterly. The extended maturity date did not involve any amendments to the Notes or any additional consideration to the existing lenders.

Green Thumb in the Community

Since 2021, Green Thumb has donated more than $3.5 million to organizations nationwide through grants, retail giving programs, cannabis education scholarships, and efforts to increase voter participation in support of cannabis policy reform. This includes contributions of $1.5 million made through the Company’s Good Green brand to nonprofit organizations that are enacting real, positive change in Black and Brown communities disproportionately affected by the War on Drugs.

On November 29, 2022, the Company announced its third round of grants to four nonprofits through its Good Green grant program. Each organization selected encompasses one or more of Good Green’s core pillars: education, employment and expungement. The four recipients: The Petey Green Program, Minority Cannabis Academy, CEIC Corp (DBA Cannabis Equity IL Coalition) and Nolef Turns, Inc. received unrestricted grants of $50,000 each to help advance their organization’s mission. Additional information is available at www.good.green.

Non-GAAP Financial Information

This press release includes certain non-GAAP financial measures as defined by the U.S. Securities and Exchange Commission (“SEC”). Reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with GAAP are included in the financial schedules attached to this press release. This information should be considered as supplemental in nature and not as a substitute for, or superior to, any measure of performance prepared in accordance with GAAP.

Green Thumb Industries Inc.

Definitions

EBITDA: Earnings before interest, taxes, depreciation and amortization and is a measurement of financial performance without having to factor in financing decisions, accounting decisions or tax environments.

Adjusted Operating EBITDA: Earnings before interest, taxes, depreciation, and amortization, adjusted for other income, non-cash share based compensation, one-time transaction related expenses, or other non-operating costs.

Adjusted Net Income: Net income attributable to Green Thumb Industries Inc., adjusted for non-cash goodwill impairment charges, write-off of trade name intangible assets and income tax benefits related to these charges.

Conference Call and Webcast

Green Thumb will host a conference call on Tuesday, February 28, 2023 at 5:00 pm ET to discuss its fourth quarter and full year 2022 financial results for the year ended December 31, 2022. The conference call may be accessed by dialing 844-883-3895 (Toll-Free) or 412-317-5797 (International). A live audio webcast of the call will also be available on the Investor Relations section of Green Thumb’s website at https://investors.gtigrows.com and will be archived for replay.

About Green Thumb Industries:

Green Thumb Industries Inc. (“Green Thumb”), a national cannabis consumer packaged goods company and retailer, promotes well-being through the power of cannabis while giving back to the communities in which it serves. Green Thumb manufactures and distributes a portfolio of branded cannabis products including &Shine, Beboe, Dogwalkers, Doctor Solomon’s, Good Green, incredibles and RYTHM. The company also owns and operates rapidly growing national retail cannabis stores called RISE. Headquartered in Chicago, Illinois, Green Thumb has 18 manufacturing facilities, 77 open retail locations and operations across 15 U.S. markets. Established in 2014, Green Thumb employs approximately 3,800 people and serves millions of patients and customers each year. The company was named to Crain’s Chicago Business Fast 50 list in 2021 and 2022 and a Best Workplace by MG Retailer magazine in 2018, 2019 and 2021. More information is available at www.GTIgrows.com.

Cautionary Note Regarding Forward-Looking Information

This press release contains statements that we believe are, or may be considered to be, “forward-looking statements.” All statements other than statements of historical fact included in this document regarding the prospects of our industry or our prospects, plans, financial position or business strategy may constitute forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking words such as “may,” “will,” “expect,” “intend,” “estimate,” “foresee,” “opportunity,” “project,” “potential,” “risk,” “anticipate,” “believe,” “plan,” “forecast,” “continue,” “suggests” or “could” or the negative of these terms or variations of them or similar terms or expressions of similar meaning. Furthermore, forward-looking statements may be included in various filings that we make with the Securities and Exchange Commission (the “SEC”), or oral statements made by or with the approval of one of our authorized executive officers. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. These known and unknown risks include, without limitation: cannabis remains illegal under U.S. federal law, and enforcement of cannabis laws could change; the Company may be subject to action by the U.S. federal government;

Green Thumb Industries Inc.

state regulation of cannabis is uncertain; the Company may not be able to obtain or maintain necessary permits and authorizations; the Company may be subject to heightened scrutiny by Canadian regulatory authorities; the Company may face limitations on ownership of cannabis licenses; the Company may become subject to U.S. Food and Drug Administration or the U.S. Bureau of Alcohol, Tobacco and Firearms; cannabis businesses are subject to applicable anti-money laundering laws and regulations and have restricted access to banking and other financial services; the Company may face difficulties acquiring additional financing; the Company faces intense competition; the Company faces competition from unregulated products; the Company is dependent on the popularity and consumer acceptance of our brand portfolio; the Company lacks access to U.S. bankruptcy protections; the Company operates in a highly regulated sector and may not always succeed in complying fully with applicable regulatory requirements in all jurisdictions where it carries on business; the Company has limited trademark protections; the Company may face difficulties in enforcing its contracts; cannabis businesses are subject to unfavorable tax treatment; cannabis businesses may be subject to civil asset forfeiture; the Company is subject to proceeds of crime statutes; the Company faces exposure to fraudulent or illegal activity; the Company’s use of joint ventures may expose it to risks associated with jointly owned investments; the Company faces risks due to industry immaturity or limited comparable, competitive or established industry best practices; the Company faces risks related to its products; the Company’s business is subject to the risks inherent in agricultural operations; the Company faces risks related to its information technology systems and potential cyber-attacks and security breaches; the Company relies on third-party software providers for numerous capabilities we depend upon to operate, and a disruption of one or more of these systems could adversely affect our business; the Company faces an inherent risk of product liability and similar claims; the Company’s products may be subject to product recalls; the Company may face unfavorable publicity or consumer perception; the Company’s voting control is concentrated; the Company’s capital structure and voting control may cause unpredictability; and sales of substantial amounts of the Subordinate Voting Shares by our shareholders in the public market may have an adverse effect on the market price of the Subordinate Voting Shares. Further information on these and other potential factors that could affect the Company’s business and financial condition and the results of operations are included in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and forthcoming Annual Report on Form 10-K for the year ended December 31, 2022, and elsewhere in the Company’s filings with the SEC, which are available on the SEC’s website or at https://investors.gtigrows.com. Readers are cautioned not to place undue reliance on any forward-looking statements contained in this document, which reflect management’s opinions only as of the date hereof. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements. You are advised, however, to consult any additional disclosures we make in our reports to the SEC. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this document.

Investor Contact:

Andy Grossman

EVP, Capital Markets & Investor Relations

InvestorRelations@gtigrows.com

310-622-8257

Media Contact:

MATTIO Communications

GTI@mattio.com

Green Thumb Industries Inc.

Green Thumb Industries Inc.

Highlights from Unaudited Consolidated Statements of Operations

For the Three and Twelve Months Ended December 31, 2022 and 2021

(Amounts Expressed in Thousands of United States Dollars, Except Share and Per Share Amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Revenues, net of discounts	$259,270	$243,580	$1,017,375	$893,560
Cost of Goods Sold, net	(135,285)	(114,946)	(513,412)	(401,631)

Gross Profit	123,985	128,634	503,963	491,929

Expenses:
Selling, General, and Administrative	79,994	74,250	294,396	277,087
Impairment of Goodwill and Intangible Assets	88,503	—	88,503	—

Total Expenses	168,497	74,250	382,899	277,087

Income (Loss) From Operations	(44,512)	54,384	121,064	214,842

Other Income (Expense):
Other Income (Expense), net	(10,434)	872	4,499	10,677
Interest Income, net	1,461	758	4,070	1,432
Interest Expense, net	(5,088)	(5,557)	(21,201)	(21,976)

Total Other Income (Expense)	(14,061)	(3,927)	(12,632)	(9,867)

Income (Loss) Before Provision for Income Taxes And Non-Controlling Interest	(58,573)	50,457	108,432	204,975

Provision For Income Taxes	(7,663)	26,409	94,777	124,612

Net Income (Loss) Before Non-Controlling Interest	(50,910)	24,048	13,655	80,363
Net Income Attributable To Non-Controlling Interest	317	1,242	1,677	4,927

Net Income (Loss) Attributable To Green Thumb Industries Inc.	$(51,227)	$22,806	$11,978	$75,436

Net Income (Loss) per share - basic	$(0.22)	$0.10	$0.05	$0.34

Net Income (Loss) per share - diluted	$(0.22)	$0.10	$0.05	$0.33

Weighted average number of shares outstanding - basic	237,208,543	230,916,901	236,713,056	223,192,326

Weighted average number of shares outstanding - diluted	237,208,543	233,927,531	238,080,030	226,758,882

Green Thumb Industries Inc.

Green Thumb Industries Inc.

Highlights from the Unaudited Consolidated Balance Sheet

(Amounts Expressed in Thousands of United States Dollars)

December 31, 2022
Cash and Cash Equivalents	$177,682
Other Current Assets	173,669
Property and Equipment, Net	557,873
Right of Use Assets, Net	242,357
Intangible Assets, Net	589,519
Goodwill	589,691
Other Long-term Assets	102,737

Total Assets	$2,433,528

Total Current Liabilities	$146,571
Notes Payable, Net of Current Portion and Debt Discount	274,631
Lease Liability, Net of Current Portion	249,281
Other long-Term Liabilities	97,613
Total Equity	1,665,432

Total Liabilities and Equity	$2,433,528

Green Thumb Industries Inc.

Green Thumb Industries Inc.

Supplemental Information (Unaudited) Regarding Non-GAAP Financial Measures

For the Three and Twelve Months Ended December 31, 2022 and 2021

(Amounts Expressed in Thousands of United States Dollars)

EBITDA, and Adjusted Operating EBITDA are non-GAAP measures and do not have standardized definitions under GAAP. We define each term as follows:

(1) EBITDA is defined as earnings before interest, taxes, other income or expense and depreciation and amortization.

(2) Adjusted Operating EBITDA is defined as earnings before interest, taxes, depreciation, and amortization, adjusted for other income, non-cash share-based compensation, one-time transaction related expenses, or other non-operating costs.

(3) Adjusted Net Income is defined as net income attributable to Green Thumb Industries Inc., adjusted for non-cash goodwill impairment charges, write-off of trade name intangible assets and income tax benefits related to these charges.

The following information provides reconciliations of the supplemental non-GAAP financial measures, presented herein to the most directly comparable financial measures calculated and presented in accordance with GAAP. The Company has provided the non-GAAP financial measures, which are not calculated or presented in accordance with GAAP, as supplemental information and in addition to the financial measures that are calculated and presented in accordance with GAAP. These supplemental non-GAAP financial measures are presented because management has evaluated the financial results both including and excluding the adjusted items and believe that the supplemental non-GAAP financial measures presented provide additional perspective and insights when analyzing the core operating performance of the business. These supplemental non-GAAP financial measures should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented.

	Three Months Ended		Twelve Months Ended
Adjusted Operating EBITDA	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
(Amounts Expressed in Thousands of United States Dollars)
Net Income (Loss) Before Noncontrolling Interest (GAAP)	$(50,910)	$24,048	$13,655	$80,363
Interest Income, net	(1,461)	(758)	(4,070)	(1,432)
Interest Expense, net	5,088	5,557	21,201	21,976
Income Taxes	(7,663)	26,409	94,777	124,612
Other Income (Expense), net	10,434	(872)	(4,499)	(10,677)
Depreciation and Amortization	24,958	21,218	96,664	68,458

Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (EBITDA) (non-GAAP measure)	$(19,554)	$75,602	$217,728	$283,300

Share-based Compensation, Non-Cash	7,778	4,902	27,140	19,600
Acquisition, Transaction, and Other Non-Operating Costs	4,512	(4,491)	(21,893)	4,934
Goodwill Impairment Charges	57,372	—	57,372	—
Write-off of Trade Names	31,131	—	31,131	—

Adjusted Operating EBITDA (non-GAAP measure)	$81,239	$76,013	$311,478	$307,834

	Three Months Ended December 31, 2022		Twelve Months Ended December 31, 2022
	(in thousands)	Earnings Per Share	(in thousands)	Earnings Per Share
Net Income (Loss) Attributable To Green Thumb Industries Inc.	$(51,227)	$(0.22)	$11,978	$0.05
Goodwill Impairment Charges	57,372	0.24	57,372	0.24
Write-off of Trade Names	31,131	0.13	31,131	0.13
Tax Benefit	(25,666)	(0.11)	(25,666)	(0.11)

Adjusted Net Income (non-GAAP measure) and Basic EPS	$11,610	$0.05	$74,815	$0.32